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                                                                   EXHIBIT 10.21

November 18, 1998


Mr. Lawrence G. Rogna
Gaylord / Deerfield


Dear Mr. Rogna:

       This letter is written to outline the current terms of your employment by Gaylord Container Corporation as Senior Vice President.

       Your current annual base salary is $256,000 (effective January 1, 1999), subject to annual review by the Board of Directors, and you are eligible to receive an annual cash bonus, with a target of 40% of base salary as determined in the sole discretion of the Board of Directors.

       You are a participant in the Special Retention Compensation Program as approved by the Board of Directors.

       You are eligible for stock awards under the Gaylord Container Corporation 1997 Long-Term Equity Incentive Plan or any successor plans.

       You are entitled to participate in all Gaylord salaried employee benefit plans and programs, including the Gaylord Container Retirement Plan, subject to the terms and conditions of each plan. You are also entitled to be reimbursed for all ordinary and necessary business expenses, including the fees and expenses related to a country club membership.

       You are a participant in the Gaylord Container Corporation Supplemental Executive Retirement Plan effective June 1, 1995, a copy of which is attached as Exhibit A.

       Upon your retirement, you may elect to continue your Group Medical and Dental coverage by paying the full (employee and company) premium for the coverage selected.

       In the event that you should become Totally and Permanently Disabled, Gaylord (acting by resolution of the Board) may elect to terminate your employment by written notice. In the case of termination, pursuant to this paragraph, you will be entitled to receive your full base salary and benefits for a period of 12 months following the date of such notice. "Totally and Permanently Disabled" means such physical or mental condition as is determined by the Board in its sole discretion to be expected to continue indefinitely and which renders you incapable of performing any substantial portion of your duties (as confirmed by competent medical evidence).

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November 18, 1998
Page Two




       In the event of a change in control, you will be entitled to receive the compensation and benefits set forth in the Severance Compensation Agreement previously executed by you and Gaylord, a copy of which is attached as Exhibit
B. Upon completion of the twenty-four months of benefits coverage provided therein, you may elect to continue your Group Medical and Dental coverage by paying the full premium incurred by the successor for the coverage selected.

       In the event Gaylord elects to involuntarily terminate your employment for any other reason, other than for cause, you will be entitled to receive your full base salary and benefits each month for a period of 12 months following the date of termination and, for the succeeding 12 months, your full base salary and benefits for each month you are not employed and, if employed, your full base salary, less your base salary from other employment.

       The terms of employment contained in this letter agreement are binding upon the company and its successors.

       If you should have any questions relating to the matters set forth in this letter, please contact me.

Very truly yours,



Marvin A. Pomerantz
Chairman and Chief Executive Officer